Snap-on Incorporated
401(k) Savings Plan

Financial Statements as of and for the
Years Ended December 31, 2005 and 2004,
Supplemental Schedule as of December 31,
2005, and Report of Independent Registered
Public Accounting Firm

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	1
FINANCIAL STATEMENTS AS OF AND FOR THE YEARS
ENDED DECEMBER 31, 2005 AND 2004:
Statements of Net Assets Available for Benefits	2
Statements of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULE—	9
Form 5500, Schedule H, Part IV, Line 4i – Schedule of Assets (Held at Year End)
as of December 31, 2005	10

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor's
Rules and Regulations for Reporting and Disclosure under the Employee Retirement
Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the
Snap-on Incorporated 401(k) Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule referred to in the accompanying table of contents is presented for the purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
June 26, 2006

INDEPENDENT AUDITORS’ REPORT

To the Participants and Administrative Committee of the
Snap-on Incorporated 401(k) Savings Plan:

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule referred to in the accompanying table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

June 26, 2006

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:
Participant-directed investments	$186,670,251	$143,891,051
Company stock	11,803,645	12,171,534

Total investments	198,473,896	156,062,585

Receivables:
Accrued investment income		4,226
Contributions receivable	240,855
Pending trade		24,769

Total receivables	240,855	28,995

Total assets	198,714,751	156,091,580

LIABILITIES—Overdraft		(501,857)

NET ASSETS AVAILABLE FOR BENEFITS	$198,714,751	$155,589,723

See notes to financial statements.

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
INVESTMENT INCOME (LOSS):
Net appreciation in fair value of investments (Note 3)	$10,527,310	$10,952,233
Interest and dividend income	2,036,115	3,046,831
Other income (loss)	5,098	(304)

Total investment income	12,568,523	13,998,760
CONTRIBUTIONS:
Participant	15,002,321	12,792,697
Employer	3,541,429	2,245,085
Rollovers	314,131	500,349

Total contributions	18,857,881	15,538,131

DEDUCTIONS:
Benefits paid to participants	30,200,768	13,666,095
Administrative expenses	14,255	17,840

Total deductions	30,215,023	13,683,935
TRANSFERS DUE TO PLAN MERGER (Note 1)	41,913,647

NET INCREASE	43,125,028	15,852,956
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	155,589,723	139,736,767

End of year	$198,714,751	$155,589,723

See notes to financial statements.

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF PLAN

General—The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and was amended and restated January 1, 2001. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Merger—Effective March 28, 2005, the Plan, the Snap-on Incorporated 401(k) Savings Plan for Subsidiaries, and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were merged into one plan, and CitiStreet LLC was appointed the new 401(k) provider and trustee.

On March 18, 2005, $7,203,000 of assets belonging to the Snap-on Incorporated 401(k) Plan for Subsidiaries and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were transferred into the Plan. As a result, any investment income earned on these assts and any contributions made by the affected participants beginning on March 18, 2005 is included in the Statement of Changes in Net Assets Available for Benefits for the Plan. Effective March 28, 2005, the remaining assets of the Snap-on Incorporated 401(k) Plan for Subsidiaries and the Snap-on Incorporated Personal Savings Plan for Collective Bargained Groups were transferred into the Plan.

Plan Administration— The Plan’s assets were held by CitiStreet LLC beginning on March 18, 2005. Prior to that time the Plan’s assets were held by Merrill Lynch Trust Company, FSB (collectively, the “Trustees”). Contributions and Snap-on Incorporated common stock are remitted to the Trustees, who invest cash received, interest and dividend income and make distributions to participants. Snap-on Incorporated (the “Company”) is the Plan administrator.

Eligibility—All employees other than a temporary employee of the Company, who have attained age 18 shall become a participant on the date he or she performs an hour of service. Employees of the Company classified as temporary who have attained age 21 and who do not participate in a collective bargaining group are eligible to participate in the Plan on the first January 1 or July 1 after a year of service as defined in the Plan document.

Contributions—Eligible employees are able to make contributions to the Plan via salary deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum 401(k) contribution allowed under the Internal Revenue Code (“IRC”) or (b) 50% of the participant’s compensation (15% for highly compensated employees). In addition, participants age 50 and over are allowed to make catch-up contributions, subject to IRC limitations. Participants have the option to allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on Incorporated Common Stock.

Participants meeting certain criteria as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant are made each calendar quarter in an amount equal to 50% of the eligible participant’s 401(k) pretax contributions for that quarter, not to exceed a maximum of 6% (5% for participants at the East Troy, Elkhorn, Lincolnshire and EquiServ field locations) of the eligible participants’ pay for that calendar quarter, provided the eligible participant is an active employee on the last day of the calendar quarter or has retired, suffered a disability or died during the calendar quarter. An additional employer contribution is made on an annual basis for the Mitchell Repair Information Company at the rate of 2% of annual pay. Prior to the merger of the Snap-on Incorporated 401(k) Plan for Subsidiaries into the Plan, employees of J.H. Williams were eligible for a matching contribution of 50% of each pretax dollar contributed up to the first 12% of eligible pay.

Until December 31, 2004, the Company Match was invested directly in Snap-on Incorporated common stock. A participant, prior to attaining 3 years of service, was not eligible to direct the investment of his or her Company Match account. Effective January 1, 2005, the Company Match was made in a lump sum payment at the end of the first quarter and invested according to employees’ current election. Effective April 1, 2005, the Company Match is made in cash with each payroll and invested according to employees’ current investment elections.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable and (b) Plan earnings, and charged with withdrawals and an allocation of administrative expenses. Allocations are based on the proportion that each participant’s account balance bears to the total of all participant account balances.

Vesting—Participants are 100% vested in their pretax contributions and actual earnings thereon. Participants become fully vested in the Company Match as follows:

Years of Service	Vested Percentage
Less than 1	0%
1	25
2	50
3	75
4 or more	100

Participants become fully vested upon attainment of normal retirement age, disability or death.

Participants at the East Troy, Elkhorn, Lincolnshire and EquiServ field locations are fully vested in the Company Match.

Participant Loans—Participant loans are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum loan amount is $1,000, and participants can only have one loan at any particular time. The loans bear interest at the Prime Rate plus 1% as published on the last business day of the month, with a maximum loan term of 5 years (personal loans) or 15 years (mortgage loans).

Payment of Benefits—The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. On termination of service due to death, disability or retirement, a participant may elect to be paid in the form of a single lump sum. In-service and hardship withdrawals are also available.

Forfeited Accounts—At December 31, 2005 and 2004, forfeited nonvested accounts totaled $90,060 and $22,801, respectively. These accounts will be used to reduce future Company contributions. During the year ended December 31, 2005, Company contributions were not reduced by forfeited nonvested accounts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value except for the common collective trusts, which are valued at contract value. Quoted market prices are used to value investments. Shares of mutual funds are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Participant loans are valued at the outstanding loan balances.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefits paid to participants are based upon the fair value of each participant’s investment account as of the date of distribution and are recorded on the date of distribution. At December 31, 2005 there were no benefit payments requested that were awaiting payment. At December 31, 2004, benefit payments in the amount of $40,375, were requested and were awaiting payment.

Administrative Expenses—Investment management fees and other transaction-based fees are paid by the Plan. Loan fees are paid by the participant. Administrative fees for accounts of separated employees and beneficiaries are paid by the former employees or beneficiaries. All other expenses are paid by the Company.

Risks and Uncertainties—The Plan utilizes various investment securities including mutual funds, common collective funds, and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The following presents investments that represent 5% or more of the Plan’s net assets at December 31, 2005 and 2004:

	2005	2004
SSgA S&P 500 Fund*	$45,672,907	$--
SSgA PAR Fund*	18,729,347
SSgA Lifecycle 2010 Fund*	33,018,080
SSgA Passive Aggregate Strategy Fund*	12,476,916
SSgA Russell Small Cap Completeness Fund*	26,122,392
American Beacon Small Cap Value Fund	13,064,168
Snap-on Incorporated Common Stock* (**)	11,803,645	12,171,534
BGI Bond Index Fund		8,291,483
BGI S&P 500 Stock Fund		38,746,099
ML AGR Bond Index Fund Class A Gm*		12,865,097
ML Mid Cap Index*		20,447,511
ML Retirement Reserves*		14,099,985
*Represents a party-in-interest
**A portion of this investment is nonparticipant directed

During 2005 and 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2005	2004
Common collective trusts	$9,755,124	$3,066,230
Common stock	1,208,605	828,160
Mutual funds	(436,419)	7,057,843

Total net appreciation	$10,527,310	$10,952,233

4.	NONPARTICIPANT-DIRECTED INVESTMENTS

Effective July 1, 2001, a nonparticipant-directed Company matching contribution to the Snap-on stock fund was established. Until December 31, 2004, the Company Match was invested directly in Snap-on Incorporated common stock. A participant, prior to attaining 3 years of service, was not eligible to direct the investment of his or her Company Match account. Effective January 1, 2005, the Company Match is made in cash and invested according to employees’ current investment elections. Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments in 2004 is as follows:

Net assets—
Snap-on Incorporated common stock*	$12,171,534

Changes in net assets:
Contributions	$2,708,817
Earnings	1,149,581
Distributions	(862,493)
Transfers, net	(625,120)

$2,370,785

*Includes some shares that are participant directed

At December 31, 2005 and 2004 the Plan held 304,583 and 354,236 shares of Snap-on Incorporated common stock.

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100 percent vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service has determined and informed the Company by a letter dated May 18, 2004, that the Plan and related trust were designed in accordance with the applicable regulations of the Internal Revenue Code. The Plan has been amended since receiving the determination letter; however, the Company and the plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

7.	RELATED-PARTY TRANSACTIONS

The Plan’s trustee fees, as well as most administrative fees, are borne by the Company. The Plan also invests in Snap-on Incorporated common stock and mutual funds managed by the Plan’s trustee. These transactions are not considered prohibited transactions by statutory exemptions under ERISA regulations. Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED
401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—SCHEDULE OF ASSETS
(HELD AT YEAR END)
AS OF DECEMBER 31, 2005

Identity of Issuer/ Description of Investment	Current Value
COMMON COLLECTIVE FUNDS:
SSgA S&P 500 Fund*	$45,672,907
SSgA PAR Fund*	18,729,347
SSgA Daily EAFE Index Fund*	8,224,260
SSgA Lifecycle Income Fund*	1,106,763
SSgA Lifecycle 2010 Fund*	33,018,080
SSgA Lifecycle 2020 Fund*	1,573,037
SSgA Lifecycle 2030 Fund*	4,983,080
SSgA Lifecycle 2040 Fund*	442,616
SSgA Passive Aggregate Strategy Fund*	12,476,916
SSgA Russell Small Cap Completeness Fund*	26,122,392
MUTUAL FUNDS:
Managers Special Equity Fund	8,643,063
Wells Fargo C&B Large Cap Value Fund	2,589,676
American Funds Growth Fund of America	5,701,002
American Beacon Small Cap Value Fund	13,064,168

SNAP-ON INCORPORATED COMMON STOCK*	11,803,645

LOANS TO PARTICIPANTS (interest rates
ranging from 5.0% to 10.5%)*	4,322,944

TOTAL INVESTMENTS (HELD AT END OF YEAR)	$198,473,896

*Party-in-interest.